PRESS RELEASE

LAS VEGAS, NEVADA, November 12, 2013 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the third quarter ended September 30, 2013.

Net revenue was $84.4 million for the third quarter of 2013 compared to $85.8 million for the third quarter of 2012, a decrease of 1.6%. ACEP reported a third quarter Net Loss of $9.4 million for 2013 compared to a Net Loss of $3.3 million for the third quarter of 2012. Adjusted EBITDA decreased 5.8% to $14.7 million for the third quarter of 2013 compared to $15.6 million for the third quarter of 2012. Adjusted EBITDA Margin also decreased to 17.4% compared to 18.2% in 2012.

On July 3, 2013, we issued $215 million of First Lien Term Loans and $120 million of Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to redeem our outstanding 11% Senior Secured Notes. We anticipate that the new loan structure will lower our interest expense, increase our free cash flow, and allow us to continue to reduce debt.

The decrease in our Net revenue is due to lower revenue for our casino, entertainment and tower divisions caused by reduced volumes and hold percentages for the casino, lower average ticket prices for the entertainment division and lower guest counts for the tower division.

For the three months ended September 30, 2013, certain expenses had an impact on our performance. During the quarter, we recognized a $7.8 million charge for the early redemption of debt related to the redemption of our 11% Senior Secured Notes, of which approximately $6.3 million was non-cash. We recorded a credit to sales tax expense of approximately $1.1 million to reverse previously accrued taxes on complimentary meals provided to customers and employees. In May 2013, the Nevada Tax Commission ratified a settlement agreement with a group of casinos stipulating that the Nevada Department of Taxation would not collect taxes on future complimentary and employee meals in exchange for the casinos dropping claims against the Nevada Department of Taxation for taxes that have already been paid. The settlement was contingent on legislative action by the Nevada Legislature. The Nevada Legislature approved and the Governor of Nevada subsequently signed A.B. 506, which exempts complimentary meals provided to customers and employees from taxation. $192,000 of those taxes were expensed in the third quarter of 2012. Lower sales tax expenses were partially offset by increases in benefits, repair and maintenance, advertising, guest loss and damage, and utilities expenses. On a combined basis, these expenses increased approximately $855,000. Additionally, we expensed approximately $220,000 related to www.acePLAYPoker.com during the three months ended September 30, 2013 compared to approximately $22,000 during the three months ended September 30, 2012.

The Stratosphere – Stratosphere’s Net revenue decreased 3.5% in the third quarter. Occupancy decreased by approximately 9,800 room nights as Stratosphere was able to replace approximately half of the 20,000 room nights lost from one tour operator. Hotel revenue increased 2.5% due to a 111.2% increase in resort fee revenue as compared to the third quarter of 2012. Casino revenues declined due to lower slot coin-in and table games drop. During the first six months of 2013, Stratosphere’s net revenue per occupied room increased approximately 6.7% and included an increase in casino revenue per occupied room of approximately 4.8%. In the third quarter, net revenue per occupied room increased approximately 1.2%, however, casino revenue per occupied room decreased approximately 4.9%. Tower revenue decreased $334,000. The decrease in Tower revenues was due to a 41% increase in weather and maintenance related downtime that included a 173% increase in downtime on the weekends. The lower volumes in the property generated fewer covers in our restaurants and lower food and beverage revenue. Due to the decline in revenues, both Adjusted EBITDA and Adjusted EBITDA margin decreased in the third quarter as compared to the third quarter of 2012.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Arizona Charlie’s – The Arizona Charlie’s Net revenue decreased 0.9% in the third quarter as compared to the third quarter of 2012. Casino revenues decreased 1.9%. During the period, the properties increased slot head counts, coin in, and hold, however, increased promotional expenses kept slot revenue relatively flat. Race and sports, table games and bingo revenues decreased due to lower holds and lower volumes. Hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy at Arizona Charlie’s Decatur and higher average daily room rates at both properties. Food and beverage revenues increased due to higher covers. Due to the decrease in casino revenue and increased cost associated with higher occupancy and covers in our restaurants, Adjusted EBITDA and Adjusted EBITDA margin decreased slightly at Arizona Charlie’s properties.

The Aquarius – The Aquarius’ Net revenue increased 1.3% in the third quarter as compared to the third quarter of 2012. The increase in Net revenue was driven by a 1.6% increase in casino revenue and a 4.5% increase in hotel revenues. Food and beverage revenues declined 4.4% for the third quarter of 2013. The decrease in food and beverage revenues was due largely to closing and renovating the coffee venue. Due to the increase in revenue and expense management Adjusted EBITDA and Adjusted EBITDA margin increased.

Financial Statistics as of September 30, 2013:
• Cash	$ 61.4 million
• Unrestricted Cash	$ 53.2 million
• Consolidated Total Debt	$ 335.9 million
• Consolidated Capital Expenditures for the four Fiscal Quarters ended September 30, 2013	$ 12.4 million

Conference Call Information:

We will hold our third quarter 2013 earnings conference call, Tuesday, November 12, 2013 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 800-723-6575 (US/Canada toll-free). The passcode is 6196170. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

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	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$47.1	$48.4	$151.6	$152.6
Hotel	17.6	17.0	50.2	50.4
Food and beverage	17.2	17.2	52.0	51.3
Tower, retail, entertainment and other	8.8	9.4	24.9	25.4
Gross revenues	90.7	92.0	278.7	279.7
Less promotional allowances	6.3	6.2	19.7	19.0
Net revenues	84.4	85.8	259.0	260.7

Costs and expenses:
Casino	15.8	16.1	48.6	49.2
Hotel	8.8	9.1	25.1	26.5
Food and beverage	13.5	13.2	40.2	38.9
Other operating expenses	2.9	3.0	8.5	8.7
Selling, general and administrative	28.7	29.1	86.8	86.6
Pre-opening costs	-	-	0.1	-
Depreciation and amortization	7.9	8.1	24.1	25.0
Total costs and expenses	77.6	78.6	233.4	234.9
Income from operations	$6.8	$7.2	$25.6	$25.8

EBITDA Reconciliation:
Net income (loss)	$(9.4)	$(3.3)	$(12.3)	$(7.5)
Interest expense	8.4	10.5	30.1	32.2
Depreciation and amortization	7.9	8.1	24.1	25.0
EBITDA	$6.9	$15.3	$41.9	$49.7

Numbers may vary due to rounding.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Net revenues	84.4	85.8	259.0	260.7
Adjusted EBITDA Reconciliation:
Net income (loss)	$(9.4)	$(3.3)	$(12.3)	$(7.5)
Interest expense	8.4	10.5	30.1	32.2
Depreciation and amortization	7.9	8.1	24.1	25.0
Gain on disposal of assets	-	-	-	-
Pre-opening costs	-	-	0.1	-
Management fee - related party	-	0.3	0.5	0.8
Loss on debt redemption	7.8	-	7.8	1.1
Adjusted EBITDA	$14.7	$15.6	$50.3	$51.6
Adjusted EBITDA Margin	17.4%	18.2%	19.4%	19.8%

Numbers may vary due to rounding.

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Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

WPU - Slot
Stratosphere	103.34	108.84	107.98	107.89
Decatur	107.11	105.56	115.24	113.47
Boulder	68.78	68.22	74.72	74.70
Aquarius	127.89	123.20	142.15	134.63
ACEP Consolidated	104.11	103.75	112.73	110.01

WPU - Tables
Stratosphere	741.47	854.04	789.84	851.58
Decatur	452.90	543.48	518.93	577.86
Boulder	326.09	326.09	403.52	401.46
Aquarius	546.61	544.88	550.51	519.08
ACEP Consolidated	597.11	650.67	628.48	651.42

ADR
Stratosphere	47.54	48.99	50.40	50.83
Decatur	41.62	39.80	43.64	43.55
Boulder	38.69	36.24	40.68	39.76
Aquarius	53.90	51.96	51.23	49.68
ACEP Consolidated	48.85	48.96	49.87	49.69

Hotel Occupancy %
Stratosphere	85.7	90.1	82.0	88.0
Decatur	70.1	61.9	69.8	64.1
Boulder	44.7	45.9	46.8	47.2
Aquarius	56.1	55.5	52.8	52.8
ACEP Consolidated	70.8	72.4	67.8	70.5

Net Revenue (in millions)
Stratosphere	39.0	40.4	115.7	118.9
Decatur	14.1	14.0	45.0	44.9
Boulder	7.2	7.5	24.1	24.3
Aquarius	23.9	23.6	73.8	72.1
Corporate	0.2	0.3	0.4	0.5
ACEP Consolidated	84.4	85.8	259.0	260.7

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

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“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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